Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the First Fiscal Quarter 2013

STATEN ISLAND, NY--(Marketwire - March 15, 2013) - Coffee Holding Co., Inc. ("Coffee Holding" or the "Company") (NASDAQ: JVA) today announced its operating results for the three months ended January 31, 2013.

"We are pleased with our results for the quarter. In the first fiscal quarter of 2012, we recorded record revenue of $56.6 million, which was more than 121% of the first fiscal quarter of 2011 revenue and well in excess of any previous first fiscal quarter and not consistent with our historical growth. We believe this year's level of sales of $31.3 million for the first fiscal quarter of 2013, while below the first fiscal quarter of 2012, is more normalized from a historical perspective. Excluding 2012, our revenue for the first quarter of 2013 well exceeded previous first fiscal quarter results. In the first fiscal quarters of 2011, 2010, 2009 and 2008, we had revenues of $25.6 million, $21.4 million, $18.9 million, $15.0 million, respectively. In addition, during this quarter our gross margins increased on a percentage basis from 7.9% to 11.8%  reflecting our efforts to increase our profit margins which we believe will result in greater future profitability for the company. We also believe this is a successful result given the negative impact on our profitability attributable to our withdrawal of our investment in Global Mark during the quarter," noted Andrew Gordon, our President and CEO.

"We experienced growth in key areas compared to the first quarter of fiscal 2012, most importantly on the branded and private label sides of the business. We believe it is the growth in these two areas that will ultimately enable us to achieve the targeted annualized gross profit level of nine percent for our 2013 fiscal year. A more favorable revenue mix is the first step for overall increased margins. We also believe coffee prices will rebound in the second half of 2013, helping to improve both our revenues and profits on the sales of wholesale green coffee. We anticipate a more normalized growth pattern on a going forward basis, while we remain focused on margin expansion and new business opportunities," stated Mr. Gordon.

Results of Operations

The Company had net income of $937,537, or $0.15 per share basic and $0.14 diluted, for the three months ended January 31, 2013 compared to net income of $1,578,345 or $0.25 per share basic and $0.24 diluted, for the three months ended January 31, 2012. The decrease in net income primarily reflects lower sales for the period year over year and the write off involving the Company's investment in Global Mark partially offset by higher gross margins of 11.8% during the three month period.

Net sales totaled $31,318,804 for the three months ended January 31, 2013, a decrease of $25,282,880, or 44.7%, from $56,601,684 for the three months ended January 31, 2012. The decrease in net sales primarily reflects lower coffee prices as well as reduced volumes of wholesale green coffee sales during the three month period.

Cost of sales for the three months ended January 31, 2013 was $27,636,207 or 88.2% of net sales, as compared to $52,151,940 or 92.1% of net sales for the three months ended January 31, 2012. The decrease in cost of sales reflects a shift in our overall business to a higher percentage of roasted coffee sales which tend to be more profitable on a percentage basis than our green coffee.

Total operating expenses increased by $65,686, or 3.6%, to $1,895,178 for the three months ended January 31, 2013 as compared to operating expenses of $1,829,492 for the three months ended January 31, 2012. The increase in operating expenses was due to increases in selling and administrative expense of $82,907 partially offset by a decrease in officers' salaries of $17,221.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2013 AND OCTOBER 31, 2012

	January 31, 2013	October 31, 2012
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$8,271,965	$7,568,583
Accounts receivable, net of allowances of $213,674 for 2013 and 2012	10,223,591	12,633,128
Inventories	10,241,463	11,303,581
Prepaid green coffee	205,000	150,000
Prepaid expenses and other current assets	650,455	704,013
Prepaid and refundable income taxes	52,106	62,763
Deferred income tax asset	477,443	702,655
TOTAL CURRENT ASSETS	30,122,023	33,124,723
Machinery and equipment, at cost, net of accumulated depreciation of $2,747,212 and $2,631,468 for 2013 and 2012, respectively	1,744,407	1,791,754
Customer list and relationships, net of accumulated amortization of $20,625 and $18,750 for 2013 and 2012, respectively	129,375	131,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	99,522	1,931,931
Deposits and other assets	648,385	648,094
TOTAL ASSETS	$33,363,712	$38,247,752
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,260,622	$11,769,107
Line of credit	953,571	562,500
Due to broker	913,507	1,367,389
Income taxes payable	96,115	21,122
TOTAL CURRENT LIABILITIES	8,223,815	13,720,118

Deferred income tax liabilities	9,443	32,655
Deferred rent payable	170,680	166,668
Deferred compensation payable	530,851	528,687
TOTAL LIABILITIES	8,934,789	14,448,128
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; 0 issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2013 and 2012	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	8,529,405	7,979,247
Less: Treasury stock, 84,007 common shares, at cost for 2013 and 2012	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,167,837	23,617,679
Noncontrolling interest	261,086	181,945
TOTAL EQUITY	24,428,923	23,799,624
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,363,712	$38,247,752

See notes to Condensed Consolidated Financial Statements.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2013 AND 2012
(Unaudited)

	2013	2012

NET SALES	$31,318,804	$56,601,684

COST OF SALES (which includes purchases of approximately $9.7 million and $10.5 million for the three months ended January 31, 2013 and 2012, respectively from a related party)	27,636,207	52,151,940

GROSS PROFIT	3,682,597	4,449,744

OPERATING EXPENSES:
Selling and administrative	1,765,241	1,682,334
Officers’ salaries	129,937	147,158
TOTAL	1,895,178	1,829,492

INCOME FROM OPERATIONS	1,787,419	2,620,252

OTHER INCOME (EXPENSE):
Interest income	7,579	13,884
Loss from equity method investments	(104,437)	(20,137)
Interest expense	(38,399)	(65,730)
TOTAL	(135,257)	(71,983)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARY	1,652,162	2,548,269

Provision for income taxes	635,484	962,900

NET INCOME BEFORE NONCONTROLLING INTEREST IN SUBSIDIARY	1,016,678	1,585,369
Less: Net income attributable to the noncontrolling interest	(79,141)	(7,024)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$937,537	$1,578,345

Basic earnings per share	$.15	$.25

Diluted earnings per share	$.14	$.24

Dividends declared per share	$.06	$.03

Weighted average common shares outstanding:
Basic	6,372,309	6,372,309
Diluted	6,639,309	6,644,309

See notes to Condensed Consolidated Financial Statements.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2013 AND 2012
(Unaudited)

	2013	2012
OPERATING ACTIVITIES:
Net income	$1,016,678	$1,585,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,616	112,693
Unrealized gain on commodities	(453,882)	(1,577,294)
Loss on equity method investment	380	20,137
Loss on disposition of equity method investment	104,057	-
Deferred rent	4,012	4,937
Deferred income taxes	202,000	599,000
Changes in operating assets and liabilities:
Accounts receivable	2,409,537	(1,937,860)
Inventories	1,565,618	1,497,745
Prepaid expenses and other current assets	53,558	43,768
Prepaid green coffee	(55,000)	152,036
Prepaid and refundable income taxes	10,657	267,757
Accounts payable and accrued expenses	(4,516,084)	2,781,754
Deposits and other assets	1,873	4,873
Income taxes payable	74,993	35,918
Net cash provided by operating activities	536,013	3,590,833

INVESTING ACTIVITIES:
Purchase of equity method investment	-	(200,000)
Proceeds from disposition of equity method investment	232,069	-
Purchases of machinery and equipment	(68,394)	(54,590)
Net cash provided by (used in) investing activities	163,675	(254,590)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,441,192	48,525,026
Principal payments under bank line of credit	(3,050,121)	(48,549,137)
Payment of dividend	(387,377)	(193,689)
Net cash provided by (used in) financing activities	3,694	(217,800)

NET INCREASE IN CASH	703,382	3,118,443

CASH, BEGINNING OF PERIOD	7,568,583	4,244,335

CASH, END OF PERIOD	$8,271,965	$7,362,778

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$41,191	$71,340
Income taxes paid	$347,834	$60,225

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2013 AND 2012
(Unaudited)

Schedule of noncash investing and financing activities:

Proceeds from disposition of equity method investment:

	2013	2012

Inventory received	$503,500	$-
Settlement of accounts payable	992,402	-
Total noncash proceeds	$1,495,902	$-

See notes to Condensed Consolidated Financial Statements.

CONTACT:         Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800